Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-234027) and in the Registration Statements on Form S-8 (Nos. 333-237576, 333-234086, 333-234085, 333-234084, 333-228649, 333-225839, 333-207193, 333-197704, 333-183123, 333-177517, 333-175781, 333-150643, 333-125293, 333-110020, 333-100724, 333-100723, 333-100718 and 033-51385) of Raytheon Technologies Corporation of our report dated February 8, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2020 Annual Report to Shareowners, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 8, 2021 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 8, 2021